Exhibit (b)

NOMINEE AGREEMENT

dated as of __ ____________, 2021

between

RELIEF THERAPEUTICS Holding SA

Avenue de Sécheron 15

CH-1202 Geneva

Switzerland

(IDE CHE-113.516.874)

(the "Company")

and

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue, Floor 11

New York, New York, 10179

United States of America

(the "Nominee")

(each a "Party" and together the "Parties")

_____________________________________________________________________________

PREAMBLE

A	On or around the date hereof, the Parties have signed a deposit agreement (the "Deposit Agreement") relating to the issuance of American Depositary Receipts ("ADRs") evidencing American Depositary Shares representing registered shares of the Company.

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	2

B	Article 5 of the Articles of Association of the Company in force as of the date hereof ("Art. 5 AoA") stipulates the following:

"Share register, Registration Restrictions, Nominees

[1] For the registered shares a share register is kept, in which the surname and first name of holders and beneficiaries are entered (for legal entities, the company name), together with address and nationality (for legal entities the registered office). Should a person entered in the share register change their address, they must inform the Company. Where this has not been done, all written communications are valid if made to the address entered in the share register. In relation to the Company, only the person or entity entered in the share register is recognized as a shareholder or beneficiary.

[2] Purchasers of registered shares will be entered into the share register with voting rights if they explicitly declare that they have acquired these registered shares in their own name and on their own account. If the purchaser is not willing to make such a declaration, the Board of Directors may refuse registration with voting rights.

[3] The registration restriction set out in paragraph 2 shall also apply to shares subscribed or acquired through the exercising of a derivative subscription, option or conversion right.

[4] The Board of Directors may, after hearing the registered shareholder or nominee, where appropriate, remove entries from the share register with retroactive effect to the date of registration if the registration was made on the basis of false information or in the event of a breach of the agreement between the company and the nominee. The party concerned must be informed immediately of the cancellation.

[5] The Board of Directors establishes the principles relating to registration of nominees and adopts the provisions necessary for compliance with the above regulations. Nominees in the sense of this provision are considered to be persons who do not expressly declare in the application for registration that they have acquired the shares for their own account, and with whom the Company has concluded a corresponding agreement.

[6] The Board of Directors announces in the invitation to the General Meeting the closing date for entry in the share register for participation and voting rights."

C	The Company intends to amend Art. 5 AoA at an upcoming general meeting of shareholders essentially as follows (the "New Art. 5 AoA"), subject to approval by such meeting, and to procure that the New Art. 5 AoA becomes effective as of the date upon which the Company registers under Section 12 of the U.S. Securities Exchange Act of 1934, as amended:

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	3

"Share register, Registration Restrictions, Nominees

[1] For the registered shares a share register is kept, in which the surname and the first name of holders and ~~beneficiaries~~usufructuaries are entered (for legal entities, the company name), together with address and nationality (for legal entities, the registered office). Should a person entered in the share register change their address, they must inform the Company. Where this has not been done, all written communications are valid if made to the address entered in the share register. In relation to the Company, only the person or entity entered in the share register is recognized as a shareholder or beneficiary.

[2] Purchasers of registered shares will be entered upon request in~~to~~ the share register as shareholders with voting rights if they explicitly declare that they have acquired these registered shares in their own name and for~~on~~ their own account. ~~If the purchaser is not willing to make such a declaration, the Board of Directors may refuse registration with voting rights.~~

[3] Notwithstanding the foregoing, the Board of Directors may register persons who do not declare that they have acquired their registered shares in their own name and for their own account (each such person a "Nominee") as shareholders with voting rights in the share register of the Company with respect to a number of registered shares of the Company that represents ~~The registration restriction set out in paragraph 2 shall also apply to shares subscribed or acquired through the exercising of a derivative subscription, option or conversion right.~~ up to 2% of the share capital of the Company registered in the commercial register. The Board of Directors may further register a Nominee as a shareholder with voting rights beyond the 2% limit referred to above if the relevant Nominee undertakes to communicate to the Company, upon request, the surname and first name (for legal entities, the company name), together with the address (for legal entities, the registered office) of the persons for whose account the relevant Nominee holds 2% or more of the share capital of the Company registered in the commercial register, and the number of registered shares of the Company held by the relevant Nominee for the account of such persons.

[4] The Board of Directors may, after hearing the registered shareholder concerned ~~or nominee~~, where appropriate, remove the registration of such shareholder as a shareholder with voting rights~~entries from~~ in the share register with retroactive effect to the date of registration if the registration was made on the basis of false or misleading information or in the event of a breach of the agreement between the ~~c~~Company and the shareholder concerned~~nominee~~. The party concerned must be informed ~~immediately~~ of the cancellation.

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	4

[5] The Board of Directors establishes the details and issues the instructions~~principles relating to registration of nominees and adopts the provisions~~ necessary for compliance with the preceding provisions~~above regulations~~. In special cases, it may grant exemptions from the rule concerning Nominees. The board of directors may delegate its duties.~~Nominees in the sense of this provision are considered to be persons who do not expressly declare in the application for registration that they have acquired the shares for their own account, and with whom the Company has concluded a corresponding agreement.~~

[6] The Board of Directors announces in the invitation to the General Meeting the closing date for entry in the share register for participation and voting rights."

Considering the above, the Parties agree what follows:

1.	Under the terms of the Deposit Agreement, the Nominee shall hold registered shares of the Company ("Shares") in its own name, but for the account of ADR Holders and Beneficial Owners (in each case, as defined in the Deposit Agreement), and will consequently act as a Nominee for the purpose of paragraph 5 of Art. 5 AoA and paragraph 3 of the New Art. 5 AoA with respect to the Shares so held.

2.	The Nominee undertakes and agrees, upon request of the Company, to:

a.	provide commercially reasonable efforts (it being agreed by the Parties that instructing a suitable shareholder communication service firm to take such efforts shall satisfy such undertaking and agreement of the Nominee) to request the Holders of ADRs to provide to the Depositary certain information regarding those Beneficial Owners of each such Holder’s ADRs who beneficially own 2% or more of the share capital of the Company registered in the commercial register (the "De Minimis Threshold"), namely (i) the surname and first name (for legal entities, the company name) and (ii) the address (for legal entities, the registered office) of the relevant Beneficial Owners, together with (iii) the number of ADRs beneficially owned by such Beneficial Owners (the information referred to in (i) to (iii) above, the "Large Beneficial Owners Information"); and

b.	communicate the Large Beneficial Owners Information so collected to the Company in the manner contemplated in Section 4 (being understood that the Nominee shall have the right to communicate to the Company information about Beneficial Owners who hold ADRs that represent less

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	5

than the De Minimis Threshold).

3.	Considering the undertaking of the Nominee set forth in Section 2, and in accordance with paragraph 5 of Art. 5 AoA and paragraph 3 of the New Art. 5 AoA, the Company undertakes and agrees to, upon request of the Nominee or of any custodian holding Shares for the Nominee, register the Nominee as a shareholder with voting rights with respect to all the Shares held by the Nominee in a capacity as a Depositary under the Deposit Agreement (as the case may be beyond the De Minimis Threshold).

4.	Unless agreed otherwise with the Company, the Nominee shall respond to requests from the Company for the communication of Large Beneficial Owners Information pursuant to Section 2 (each such request a "Disclosure Request") by the date indicated in the Disclosure Request, provided that such date shall not be less than six business days (being calendar days other than Saturdays and Sundays during which banks are generally open for business in Geneva, Zurich and New York) after the ADR Voting Deadline. For the purpose of this Section 4, the "ADR Voting Deadline" shall be the last date upon which Holders will be allowed to communicate their voting instructions for the following general meeting of shareholders of the Company, as shall have been determined by the Depositary and communicated to the Company. Disclosure Requests shall be made substantially in the form contemplated in the appendix to this agreement and shall be sent by postal mail, facsimile transmission or electronic transmission, as applicable, at the address, facsimile transmission number or e-mail address set forth below or otherwise provided by the Nominee to the Company in the manner contemplated in this Section 4:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 11
New York, New York, 10179
United States of America
Attention: Depositary Receipts Group
Fax: +01 (302) 220-4591
E-mail Address: DR_Global_CSM@jpmorgan.com

Large Beneficial Owners Information provided by the Nominee to the Company shall be sent by postal mail or electronic transmission at the postal or e-mail address set forth below or otherwise provided by the Company to the Nominee in the manner contemplated in this Section 4:

Relief Therapeutics Holding SA
Avenue de Secheron 15
CH-1202, Geneva
Switzerland
Attention: Finance Department

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	6

E-mail Address: finance@relieftherapeutics.com

5.	The Nominee acknowledges and agrees that:

a.	if the Nominee, having applied the commercially reasonable efforts contemplated in Section 2.a, does not timely receive Large Beneficial Owners Information from any Holder of ADRs and is therefore not in a position to respond to a Disclosure Request from the Company within the time frame mentioned therein (such time frame to be determined in a manner consistent with Section 4) with respect to such Holder’s ADRs, the Company shall have the right, after having heard the Nominee on the issue and provided that the Nominee has not responded to the Disclosure Request in the meantime, to register the Nominee as a shareholder without voting rights with respect to the number of Shares of such ADR Holder that the Nominee holds in a capacity as a Depositary under the Deposit Agreement in excess of the De Minimis Threshold;

b.	if the Large Beneficial Owners Information received by the Nominee and provided to the Company pursuant hereto proves inaccurate, the Company shall have the right, after having heard the Nominee on the issue and provided that the inaccurate Large Beneficial Owners Information has not been corrected, to register the Nominee as a shareholder without voting rights with respect to the number of Shares that the Nominee holds for the account of the Holder with respect to which inaccurate information were communicated to the Company; and

c.	if, in response to a Disclosure Request from the Company, the Nominee declares to the Company that it is not in a position to provide Large Beneficial Owner Information with respect to one particular Beneficial Owner that the Nominee knows to be holding ADRs representing a number of Shares equal or in excess of the De Minimis Threshold, the Company shall have the right to register the Nominee as a shareholder without voting rights with respect to the number of Shares that the Nominee holds for the account of the relevant Beneficial Owner; provided, however, for the avoidance of doubt, nothing contained in this Section 5.c shall impose any obligation on the Nominee to take any actions beyond those contained in Section 2 hereof in order to determine whether any such Beneficial Owner holds ADRs representing a number of Shares equal or in excess of the De Minimis Threshold.

For the avoidance of doubt, the Nominee's undertaking in this Section 5 is limited to such Shares that the Nominee holds in a capacity as a Depositary under the Deposit Agreement. It does not apply to Shares that the Nominee may hold for its own account or for the account of third parties that are not Holders or Beneficial Owners of ADRs. In addition, it is expressly agreed that

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	7

the Depositary shall have no liability for any of the information collected and provided hereunder or the truth, accuracy and completeness thereof, and the Depositary shall be entitled to rely on the truth, accuracy and completeness of all information received from Holders and Beneficial Owners without any independent investigation thereof, including, without limitation, all Large Beneficial Owners Information.

6.	If any provision of this agreement is held to be invalid or unenforceable for any reason, it shall be revised rather than rendered void, if possible, in order to achieve the intent of the Parties to this agreement to the fullest extent possible. In any event, all other provisions of this agreement shall be deemed valid and enforceable to the fullest extent possible. The same shall apply in case of a gap.

7.	This agreement shall become effective upon execution of the Deposit Agreement and, unless agreed otherwise by the Parties, shall remain in full force and effect until the Deposit Agreement is terminated in accordance with its terms.

8.	No Party hereto shall assign this agreement or any rights or obligations hereunder without the prior written consent of the other Party.

9.	This agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this agreement, or a document bearing an Electronic Signature, Advanced Electronic Signature or Qualified Electronic Signature (in each case, as defined in the Federal Act on Electronic Signature of 2016, as amended) shall be deemed an original and validly executed counterpart of this agreement.

10.	No amendment hereto shall be valid or shall have effect unless it is executed by both Parties in the manner contemplated in Section 9.

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11.	This agreement is governed by and shall be construed in accordance with the laws of Switzerland, excluding its conflict of law rules. All claims and disputes arising out of or in connection with this agreement shall be exclusively and finally determined by the ordinary courts of Geneva, Switzerland.

[Remainder of the page left intentionally blank. Signature page follows.]

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	9

In witness whereof, the Parties have entered into this agreement as of the date mentioned on the cover page.

Relief Therapeutics Holding SA

Name:	Name:
Function:	Function:

JPMORGAN CHASE BANK, N.A.

Name:	Name:
Function:	Function:

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	10

Appendix: Specimen of Disclosure Request

From:

Relief Therapeutics Holding SA

Avenue de Secheron 15

CH-1202, Geneva

Switzerland

To:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York, 10179

United States of America]

Attention: Depositary Receipts Group

Re: Disclosure Request regarding large holders of ADRs of Relief Therapeutics Holding SA

Ladies and Gentlemen,

Reference is made to (i) the deposit agreement dated as of __ ____________, 2021 among Relief Therapeutics Holding SA (the "Company"), JPMorgan Chase Bank, N.A. (the "Depositary") and holders and beneficial owners of American Depositary Receipts ("ADRs") evidencing American Depositary Shares representing registered shares of the Company and (ii) the Nominee Agreement dated as of __ ____________, 2021 between the Company and the Depositary (the "Nominee Agreement").

Pursuant to Sections 2 and 4 of the Nominee Agreement, the Company hereby requests that you, in your capacity as the Depositary, provide commercially reasonably efforts (which efforts may be satisfied by your instructing a shareholder communications service firm to take such efforts) to request the Holders of ADRs to provide the Large Beneficial Owners Information (as defined in the Nominee Agreement) and to communicate to the Company the Large Beneficial Owners Information received by the Depositary in response to such request by [date] (the "Delivery Date") (it being understood that you may communicate information about Beneficial Owners who hold ADRs that represent less than 2% of the share capital of the Company).

Nominee Agreement RELIEF THERAPEUTICS Holding SA - JPMORGAN CHASE BANK, N.A.	11

We confirm that the Delivery Date mentioned above is not less than six business days (as defined in the Nominee Agreement) after the last date for ADR holders to communicate their voting instructions with respect to the upcoming general meeting of shareholders of the Company.

Please contact [Name and contact details of contact person] for any query regarding the above.

Sincerely yours,

For Relief Therapeutics Holding SA

[Signatories]